COINSURANCE AGREEMENT


     This Coinsurance Agreement ("Agreement") is made and entered into by Universal Life Insurance Company ("Universal" or the "Company") and American Capitol Insurance Company ("Reinsurer").

                                   Recitals

A.   Universal is a Tennessee domiciled stock life insurance company.

B. As of the Effective Date of this Agreement, Universal has in effect "Policies" as hereinafter defined.

C.   Reinsurer is a Texas domiciled stock life insurance company.

D. In accordance with the terms and conditions as set forth in this Agreement, Universal desires that Reinsurer reinsure the future liabilities arising under the Policies and Reinsurer desires to reinsure such future liabilities arising under the Policies as more specifically set forth in this Agreement, and that Reinsurer perform policy and data processing administrative services in respect to the Policies as herein provided.

                             Terms and Conditions

     In consideration of the mutual benefits to be received by the parties hereto and the mutual covenants, agreements, representations and warranties contained herein, the parties agree that the recitals set forth above and elsewhere in this Agreement are correct in all material respects, and further agree to the following terms and conditions:

                                   Article I
                                  Definitions

     Section 1.1. The following terms used in this Agreement with initial capitalization shall have the meanings set forth below unless the rules of grammar or form would require otherwise:

(a) The term "Actuarial Appraisal" means the revised version of the actuarial appraisal prepared by FMSI Actuarial Concepts & Systems ("FMSI") of the Polices in force in Universal as of December 31, 1996, prepared as of September 30, 1997, and delivered to Reinsurer on December 16, 1997, such revision having been performed by FMSI and such revised version delivered to Reinsurer via facsimile on February 5, 1998.

(b)  The term "Adjusting Transfer Amount" has the meaning set forth in
     Section 4.3.

(c) The term "Administrative Services Agreement" has the meaning set forth in Section 2.2.

(d) The term "Assumption Reinsurance Event" means the mailing of assumption certificates following the election by Universal or Reinsurer to convert the Policies to Assumption Reinsurance, or following the dissolution of Universal, which would cause an automatic conversion of the Policies to Assumption Reinsurance.

(e)  The term "Closing" has the meaning set forth in Section 13.1.

(f)  The term "Ceding Fee" has the meaning set forth in Section 4.2.

(g)  The term "Closing Date" has the meaning set forth in Section 13.2.

(h)  The term "Closing Net Transfer Amount" has the meaning set forth in
     Section 4.1.

(i)  The term "Commission Allowance" has the meaning set forth in Section
     3.4.

(j) The terms "Defense" or "Defenses" means any (i) known or unknown, actual or contingent, rights, defenses, offsets, counterclaims, and cross-actions, and (ii) any and all rights, limitations, terms, conditions, and provisions provided for in this Agreement relative to the Policies.

(k) The term "Documents and Records" means all of the files, books and records, in paper and/or electronic data format, required for, and customarily used by, Universal in maintaining, recording and reporting the information and transactions pertaining to the Policies such that the Policies can be reasonably and accurately administered and serviced; and also includes all of Universal's data processing equipment, hardware and related implements, as well as all related operating and processing software, within Universal's possession or control, used for the purpose of administering and servicing the Policies, as more fully set forth (as to the data processing hardware and software) in Section 12.4.

(l)  The term "Effective Date" means January 1, 1998.

(m) The terms "Net Transfer Amount" means the amount of assets to be transferred to Reinsurer from Universal as set forth in Section 4.1.

(n) The terms "Policies," "Policy" and "Home Service Policies" shall have the following meanings. "Policies" shall mean all of Universal's individual life insurance policies in force with issue dates on or before December 31, 1997, which shall be included in the list of such policies provided to Reinsurer pursuant to Section 13.2 (a) below, and which individually shall be referred to as "Policy." Such policies include life insurance policies of the type often referred to as "ordinary" policies as well as the type often referred to as "industrial" policies. In addition to the above, the terms "Policies" or "Policy" include policies that are not currently paying premiums but which have not lapsed because they have non-forfeiture values (known as "paid-up" polices). The Company also has other types of insurance in force not included in this definition of "Policies" or "Policy" (for instance, life insurance policies issued on a "group" basis and accident and health type policies) and are therefore not a part of the subject coinsurance. Premium notices are mailed to all policyholders (to provide to them the opportunity to pay their premiums by mail), such that the ones who do not respond by mail are called on by Company agents for the purpose of premium collection. Such policies are referred to herein as "Home Service Policies.") The Company has been engaged in converting the Home Service Polices to the mode of paying premiums by mail instead of having the premiums collected by Company agents, and intends to finalize this conversion in 1998.

(o)  The term "Policy Assets" has the meaning set forth in Section 10.5.

(p) The term "Policy Obligations" means benefits under and by virtue of the terms of the Policies that arise and become payable on account of a death or other event covered by the terms of the Policies occurring on or after the Effective Date, and as further defined in Section 2.2.

(q) The terms "Reserves" and "IBNR Claims Reserves" have the meaning set forth in Section 10.5.

                                  Article II
                       Reinsurance of Policy Obligations

     Section 2.1. Ceding. Subject to the terms and conditions of this Agreement, the Company hereby cedes to Reinsurer and Reinsurer hereby reinsures one hundred percent (100%) of the Policy Obligations. Except for the Policy Obligations, the Company shall continue to have all liabilities not specifically reinsured by the Reinsurer hereunder, including any liabilities relating to any agreements or commitments issued in connection with the Policies which are not recognized or reserved for on the books of the Company, or arising out of the marketing, servicing or other relationships between the Company and any person, agent or entity, and the Company shall indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities and costs incurred by the Reinsurer in respect to claims or litigation involving any such liabilities not specifically reinsured by the Reinsurer hereunder, as more fully set forth in Article XIV below.

     Section 2.2. Standard of Performance; Liability. Concurrently with the Effective Date of this Agreement, Reinsurer and Universal have entered into an "Administrative Services Agreement," a copy of which is incorporated herein by reference thereto ("Administrative Services Agreement"). As, when, and to the extent set forth in the Administrative Services Agreement, Reinsurer shall be liable for and shall defend at its own expense, actions on account of any actions, inactions, errors, or omissions of Reinsurer. Reinsurer shall not be liable for any claims or Policy benefits that arise or become payable by virtue of a death or other event occurring before the Effective Date. Reinsurer shall not be liable for any actions, inactions, errors, or omissions made by Universal and/or any of its respective employees, agents, and representatives in the solicitation, sale, servicing, renewal, or processing of any claim under the Policies or in communications with insureds, beneficiaries, or any other third party with respect to the Policies or on account of any event or fact occurring prior to the Effective Date. In addition, as, when, and to the extent set forth in the Administrative Services Agreement, Reinsurer shall handle and pay the claims in its ordinary course of business that were incurred prior to the Effective Date but reported to Reinsurer or Company on or after the Effective Date, such payments to be made out of and to the extent of the IBNR Claim Reserve Fund transferred to Reinsurer pursuant to Section 10.5 below.

     Section 2.3. Duration of Risk. Except as otherwise provided herein, this Agreement shall be unlimited in duration.

     Section 2.4. Reinsurer's Liability. The Reinsurer's liability in respect to the Policy Obligations will begin simultaneously with the Company's liability, but not prior to the Effective Date of this Agreement. The Reinsurer's liability in respect to the Policy Obligations will terminate simultaneously with the Company's liability, except as otherwise provided herein.

                                  Article III
                                ADMINISTRATION

     Section 3.1. Administration. The Reinsurer shall perform the policy administration and data processing services for the Policies in accordance with the Administrative Services Agreement completed, executed and delivered by the Parties prior to Closing, which agreement is incorporated herein by reference thereto for all purposes.

     Section 3.2. Policy Loans. The Reinsurer shall be entitled to all interest earned, on an incurred basis, on any of the outstanding policy loans on the Policies.

     Section 3.3. Premiums. The Reinsurer shall be entitled to all premiums collected on the Policies with a due date on and following the Effective Date of this Agreement, including any premiums paid in advance to the Company, which shall be delivered by the Company to Reinsurer at Closing. The Company, in its capacity as administrator of the Policies during the "Transition Period" as provided in the Administrative Services Agreement, shall receive and administer premiums and other payments with respect to the Polices received by the Company, shall pay all Policy Obligations, and shall account for any and all such collected premiums and other payments as of the end of each calendar month. Universal shall promptly deliver to Reinsurer all premiums and other payments related to the Policies received by Universal which become due on or after the Effective Date, whether received before or after Closing.

      Section 3.4. Commission Allowance. Reinsurer shall pay Universal a commission allowance equal to the following: a commission allowance on first year premiums at the rate of 35% on Plan OG2 (5 Pay Life), 40% on Plan OG3 (10 Pay Life), 45% on Plan OG4 (15 Pay Life), 50% on Plans 801 (Whole
Life), 810 (Whole Life), 821 (10 Year Term) and OG5 (20 Pay Life), 55% on Plan OG1 (Whole Life), and 60% on Plan 820 (Whole Life); a commission allowance on renewal premiums for new ordinary business (1997 issues) at the rate of 7% of premiums for policy years 2 through 10 and 3% of premiums thereafter; and a commission allowance on renewal premiums for ordinary and industrial (pre-1997 issues) at the rate of 10% of premiums for policy years 2 and 3, 4% of premiums for policy year 4, 3% of premiums for policy years 5 through 15 inclusive, 2% of premiums for policy years 16 through 20 inclusive and 0% thereafter ("Commission Allowance"). Except for the Commission Allowance payable to the Company as aforesaid, Reinsurer shall not be liable for any liabilities, losses, or expenses arising from claims of agents, brokers or other parties for commissions, service fees, or producer compensation, and Universal shall indemnify and hold Reinsurer harmless from any liabilities, losses, or expenses from claims of agents, brokers or other parties for such commissions, service fees, or producer compensation, and for any other claims of a similar or related nature, as more fully set forth in Article XIV below.

      Section 3.5. Premium Taxes and Premium Assessments. Reinsurer shall be liable for any and all assessments and premium taxes based upon and measured by the amount of premium income attributable to the Policies in respect to such premiums due on and following the Effective Date and received by Reinsurer that become payable on account of such Policies by any state, county, parish, or municipal authority.

     Section 3.6. Income Tax. The Company and the Reinsurer shall each be separately and solely liable for its respective Federal Income Tax liabilities, including any "DAC" taxable income that may be incurred by the reinsurance of the Policies by the Reinsurer.

     Section 3.7. Payment of Benefits. Reinsurer shall be liable for any and all claims and other Policy benefits falling within the scope of the Policy Obligations that become due and payable on and following the Effective Date, and for any and all claims based on Reinsurer's role as administrator pursuant to the Administrative Service Agreement. Except as otherwise provided in this Agreement, the Reinsurer, as administrator governed by the provisions of the Administrative Services Agreement, shall service and pay, on behalf of the Company, all such claims and other Policy benefits falling within the scope of the Policy Obligations directly to the policyholders or other designated beneficiaries of the Policies in the ordinary course of business in accordance with the terms and conditions of such Policies, other applicable documentation (if any) and applicable law. In the event of any claim that falls outside of the scope of the Policy Obligations, or exceeds the benefits provided by such Policies, and/or if such claim is attributable to the Company in any way, the Reinsurer shall seek instructions from the Company and shall respond to and pay or refuse to pay, as the case may be, such claim in compliance with such instructions, in which case the Reinsurer's liability in respect to such claim shall be limited to the amount payable that falls within (a) the scope of the Policy Obligations, if any, and/or (b) is attributable to Reinsurer as administrator as aforesaid (apart from its obligations in respect to the Policy Obligations), if any. The failure on the part of the Company to issue instructions, or a delay by the Company in issuing instructions which are requested, shall be deemed to be instructions to refuse to pay such claim unless and until the receipt by the Reinsurer of instructions to the contrary. Instructions shall be deemed not to be issued unless and until the same are received by the Reinsurer in writing. The Reinsurer shall maintain records of the servicing of claims such that the Company will be able to conduct an audit of such servicing as herein provided.

     Section 3.8.  Payment of Policy Claims.  Except as provided in Section
3.7 of this Agreement, Reinsurer shall pay claims or other benefits on the Policies reinsured hereunder without seeking instructions from the Company.

     Section 3.9. Dividends to Policyholders. All of the Policies are non-participating Policies, meaning that dividends are not payable thereon. If there is any exception, the Company shall have sole discretion and control regarding the declaration and payment of dividends to the holders of the Policies during any and all calendar months for which this Agreement is in effect. The Company shall be solely responsible for funding the payment of any such dividends. The Reinsurer shall not be liable in respect to any claim against the Reinsurer relating to the declaration or payment of any dividend (whether declared and/or paid before, on or after the Effective
Date), or the failure to declare or pay any dividend, and the Company shall indemnify and hold the Reinsurer harmless in respect to any such claim, as more fully set forth in Article XIV.

     Section 3.10. Contested Claims. In the event of a claim involving any matter other than (a) a Policy Obligation and/or (b) Reinsurer's role as administrator pursuant to the Administrative Services Agreement resulting in a dispute, compromise, or litigation ("contest"), the Reinsurer and the Company will share, in proportion to the ultimately determined respective liabilities, the costs of the contest in addition to the amount of the claim itself, or the Reinsurer may elect (as herein provided) not to participate. The management of such contest shall be the sole responsibility of Reinsurer; provided, however, that the Company, at its election and expense, shall have the right to be present and/or represented in any all proceedings related thereto. Notwithstanding the foregoing, if Reinsurer elects not to participate in such contest, and if the subject claim is not based on Reinsurer's role as administrator pursuant to the Administrative Services Agreement, Reinsurer may discharge its liability by agreeing to pay to the Company the full amount of the Policy Obligation liability on the subject Policy, in which case all aspects (including costs, assessments, judgments, etc.) of the contest incurred after such payment is made by the Reinsurer shall be the sole responsibility of the Company.

                                  Article IV
                       Transfer of Assets and Ceding Fee

      Section 4.1. Transfer of Assets. The Company shall transfer to Reinsurer an amount of assets equal to the Reserves as of December 31, 1997, as defined in Section 10.5, less the "Ceding Fee" (defined below), as determined in Section 4.3 (the "Net Transfer Amount"). The composition of the assets so transferred shall include the Policy Assets as of December 31, 1997. However, since the Reserves and Policy Assets as of December 31, 1997, will not be determined prior to the Closing Date, the parties agree that, to effect the Closing, the Company shall transfer to Reinsurer at Closing an amount equal to the "Closing Net Transfer Amount" (defined in the next sentence). The "Closing Net Transfer Amount" shall be the amount shown on Schedule 4.1 attached hereto, using estimated Reserves and Policy Assets. There shall be a "Post-Closing Adjustment" as set forth in Section 4.3, such that the Closing Net Transfer Amount shall be adjusted to equal the Net Transfer Amount.

      Section 4.2. Ceding Fee. The "Ceding Fee" shall be the amount set forth as the Ceding Fee in Schedule 4.1, which Ceding Fee is subject to the return of the amount of $250,000 to Reinsurer if the Company does not transfer the data processing equipment and hardware by the Company to Reinsurer as set forth in Section 12.4. The assets comprising the Closing Net Transfer Amount to be delivered by the Company to Reinsurer are set forth in Schedule 4.1.

      Section 4.3. Post-Closing Adjustment. Immediately following the completion and filing by the Company of its regular Annual Statement with the Tennessee Insurance Division as set forth below, there shall be a "Post-Closing Adjustment" whereby the amounts of the Reserves and Policy Assets that were estimated and used to effect the Closing will be replaced by the actual amounts of the Reserves and Policy Assets as of December 31, 1997, such that the Net Transfer Amount shall be recalculated, using the format of
Schedule 4.3 attached hereto. The December 31, 1997, Reserves and Policy Assets shall be determined as set forth in Section 10.5. Using the format of Schedule 4.3, the parties shall calculate the amount that should have been transferred at Closing if the amount of the Reserves and Policy Assets as of December 31, 1997, had been known at Closing. If the Net Transfer Amount is more than the Closing Net Transfer Amount, the Company shall transfer additional assets to Reinsurer equal in amount to such differential ("Adjusting Transfer Amount"), together with interest on the Adjusting Transfer Amount (at the rate of the 6.2% per annum) from the Effective Date to the "Post-Closing Adjustment Date" (as hereinafter defined). If the Net Transfer Amount is less than the Closing Net Transfer Amount, Reinsurer shall transfer assets to the Company equal in amount to such differential ("Adjusting Transfer Amount"), together with interest on the Adjusting Transfer Amount (at the rate of the 6.2% per annum) from the Effective Date to the "Post-Closing Adjustment Date" (as hereinafter defined). The assets comprising such Adjusting Transfer Amount shall consist of (i) bonds having an NAIC designation of 1, (ii) accrued investment income attributable to said bonds, (iii) Policy Assets attributable to the Policies (that is, an adjustment, up or down, of such Policy Assets to bring the Policy Assets component of the Closing Transfer Amount in line with the actual Policy Assets attributable to the Policies at December 31, 1997,) and/or cash. The purpose of this Section 4.3 is that the Post-Closing Adjustment shall put the parties in the respective positions they would have been in if the Closing had used the Reserves and Policy Assets determined as of December 31, 1997, instead of the amounts that were used to accommodate an earlier Closing. The Post-Closing Adjustment shall take place on the first business day falling next after the expiration of ten (10) days following the date on which the Company files its 1997 Annual Statement with the Tennessee Insurance Division, referred to herein as the "Post-Closing Adjustment Closing Date." The Adjusting Transfer Amount shall bear interest at the rate of 10% per annum, compounded annually, beginning on the Post-Closing Adjustment Closing Date until paid.

      Section 4.4.  Conversion of Coinsurance of the Policies to
Assumption Reinsurance. By this Agreement the type of reinsurance in place means that the Policies remain in the name of the Company and the Policy Obligations are transferred to Reinsurer (typically referred to as "coinsurance"). Upon the occurrence of an Assumption Reinsurance Event, Reinsurer shall assume the Policies in effect on the effective date thereof (the "Assumption Effective Date") by mailing to holders of such Policies an assumption certificate as set forth in this Section 4.4 whereby the affected Policies will be transferred to, and assumed directly by, the Reinsurer (referred to herein as the "assumption" of the Policies in force on the Assumption Effective Date, or "assumption reinsurance"). Whether the reinsurance is of the coinsurance type or the assumption reinsurance type, the administration of the Policies in the case of the subject transaction is to be performed by Reinsurer as set forth in the Administrative Services Agreement. The election by the Company, at its sole discretion, or the election by Reinsurer, at its sole discretion, to convert the coinsurance to assumption reinsurance shall be subject to the fulfillment of the following conditions:
(a) such assumption of the Policies shall comprise all of the Policies in force as of the Assumption Effective Date; (b) the party electing to have the conversion effected shall give written notice to to the other party not less thirty (30) days in advance of the Assumption Effective Date; (c) such notice shall designate the Assumption Effective Date (which date shall be the end of a month following the date of such notice, which month shall be not more than 12 months from the date of such notice); (d) Reinsurer shall be obligated to effect the assumption of the Policies only to the extent set forth in this Section 4.4; (e) there shall be no litigation or threat of litigation by a third party or regulatory opposition seeking or threatening to prevent such assumption reinsurance or making claims or threats against the Company or Reinsurer based on market misconduct on the part of the Company; and (f) the Company shall be obligated to establish the escrow fund in the event the Company is dissolved as provided hereinbelow. The Company shall reimburse Reinsurer for reasonable costs of printing and postage incurred by Reinsurer in sending the assumption certificates to the affected policyholders. To the extent that such assumption certificate is subject to regulatory approval prior to the mailing of same, Reinsurer shall use commercially reasonable efforts to obtain such approvals at its own expense. Reinsurer shall make commercially reasonable efforts to obtain such approvals and to mail such assumption certificates to the affected policyholders within six months following the Assumption Effective Date (except that Reinsurer shall not be obligated to obtain a license to do business in any state in which it is not licensed at such time as a condition of sending assumption certificates to affected policyholders in such state). In the event that regulatory approval is not obtained in respect to any state in which regulatory approval is required as a condition to sending assumption certificates to affected policyholders in such state, Reinsurer shall not be obligated to send assumption certificates to affected policyholders in such state, and the affected Policies shall continue to be governed by this Agreement as coinsurance (except, see below regarding dissolution of the Company). To the extent that affected policyholders in any state have the right to elect to reject the subject assumption and in fact exercise such election, the affected Policies shall continue to be governed by this Agreement as coinsurance. In the event of the assumption of the Policies as aforesaid, Reinsurer shall continue to perform all administration and data processing responsibilities relating thereto. Following the assumption of the Policies, the Reinsurer's liabilities in respect to such assumed Policies shall continue to be limited to the Policy Obligations and shall not be enlarged by virtue of the conversion of the form of reinsurance from coinsurance (as set forth in this Agreement) to assumption reinsurance, and the Company shall continue to have all liabilities in respect to the assumed Policies except (a) the Policy Obligations and any of Reinsurer's liabilities resulting from Reinsurer's role as administrator pursuant to the Administrative Services Agreement, and
(b) the Company's obligation to indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities not specifically transferred to and assumed by Reinsurer hereunder shall continue as set forth in this Agreement. In the event the Company is dissolved, voluntarily or involuntarily, or placed in receivership, the Company shall establish an escrow fund pursuant to Section 8.2 prior to dissolution. In the event the Company is dissolved, voluntarily or involuntarily, or placed in receivership, and if the conversion from coinsurance to assumption reinsurance has not theretofore occurred, the conversion from coinsurance to assumption reinsurance shall take place automatically, provided the following conditions are fulfilled: (a) the Assumption Effective Date shall be not later than the effective date of the dissolution of the Company or the date on which receivership commences, as the case may be; (b) the Company shall establish an escrow fund pursuant to Section 8.2 prior to dissolution; and (c) Reinsurer shall obtain required approvals in the affected states (and the aforementioned escrow fund shall include a provision for the printing and postage of the assumption certificates). It is the understanding of the parties that assumption reinsurance occurring in connection with the dissolution of the ceding company does not involve the acceptance of the affected policyholders and, therefore, to that extent, the condition that affected policyholders have the option to elect not to be assumed by the Reinsurer will not apply. In the event of the assumption of the Policies in connection with the Company's dissolution or receivership as aforesaid, Reinsurer shall continue to perform all administration and data processing responsibilities relating thereto. Following such assumption of the Policies, the Reinsurer's liabilities in respect to the Policies shall continue to be limited to the Policy Obligations and liabilities resulting from its role as administrator of the Policies, and shall not be enlarged by virtue of the conversion of the form of reinsurance from coinsurance (as set forth in this Agreement) to assumption reinsurance; the Company shall continue to have all liabilities not specifically included within the Policy Obligations or resulting from Reinsurer's role as administrator of the Policies; the Company's obligation to indemnify the Reinsurer and hold the Reinsurer harmless from all liabilities not specifically reinsured by the Reinsurer hereunder shall continue as set forth in this Agreement; and the escrow fund shall be sufficient to cover foreseeable liabilities of the Company, as provided in Section 8.2.

      Section 4.5  Adjustment of Ceding Fee Retrospectively Due to
Lapses, Withdrawals and Mortality. The parties agree that the lapse, withdrawal and mortality assumptions used in the Actuarial Appraisal are predicated on the stability of the environment, which may not be the case in the event of the sending of assumption certificates in the event coinsurance is converted to assumption reinsurance as set forth in Section 4.4 ("Assumption Reinsurance" as defined above). As used in this Section 4.5, "lapses" means the cessation of premium payment in respect to the Policies, even though some of the "lapsed" Policies remain in force as a result of a non-forfeiture benefit provision in such Policy or Policies. Upon the occurrence of an Assumption Reinsurance Event, a calculation shall be made to determine if a retrospective adjustment of the Ceding Fee shall be required. The Ceding
Fee is based partially on the present value of projected statutory profits from the Policies over a thirty (30) year period discounted at a rate of 14%. The parties agree to use a discount rate of 15.08% for purposes of such recalculation instead of the 14% rate used in the Actuarial Appraisal because the Ceding Fee shown in the Actuarial Appraisal in the amount of $13.243 million was compromised to the amount of $12.750 million, and the higher discount rate for purposes of the recalculation is to adjust for this difference. In determining the annual premium income the parties agree that certain assumptions are made for each year in the number of policies that may lapse, the amount of cash surrenders, the number of lapsed policies not surrendered but converted to Extended Term Insurance ("ETI"), and the amount of administration expense allowed to administer each policy. The Company shall refund to Reinsurer the decrease in the Ceding Fee, if any, determined by recalculating the Ceding Fee under the Actuarial Appraisal by substituting in lieu of projected statistics in the Actuarial Appraisal the following actual statistics occurring within the twelve (12) month period next following an Assumption Reinsurance Event ("Substitution Period"), namely:

(a)   the actual number of Policies that lapse during the Substitution
      Period;

(b) the increase in the actual amount of the cash withdrawals for the Policies that lapse during the Substitution Period;

(c) the increase in the amount of Policies that lapse but are not surrendered during the Substitution Period;

(d) the decrease in administration expense attributable to Policies that lapse, whether surrendered, converted to extended term insurance, or otherwise; and

(e) the increase in death claims attributable to ETI Policies during the Substitution Period that are received more than six (6) months after the date of death of the insured.

The Company shall cause FMSI to perform the recalculations as set forth in this Section 4.5 at the Company's sole expense, and shall use its best efforts to have the recalculation performed within thirty (30) days from the date on which Reinsurer provides the data reflecting the actual lapse and withdrawal experience for the 12 month period following the Assumption Reinsurance Event, as aforesaid. All other assumptions used in the Actuarial Appraisal shall remain the same. In the event the Ceding Fee, as recalculated, is reduced below Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000) then Universal will pay Reinsurer the difference. The Retrospective Ceding Fee Adjustment shall be made at the election of Reinsurer upon Reinsurer's giving written notice to the Company that the Assumption Reinsurance Event has occurred, and that the lapse and/or the mortality experience of the Policies following such event has exceeded the lapses and/or mortality projected to occur pursuant to the lapse and/or mortality assumption used in the Actuarial Appraisal. It is assumed that the amount payable under this Section 4.5 occurred evenly throughout the period in question, and, therefore, the amount payable hereunder shall bear interest at the rate of six and two-tenths percent (6.2%) per annum, compounded annually, commencing one hundred eighty three days after the mailing of Assumption Certificates; provided, however, that if the amount owed to Reinsurer is not paid within thirty (30) days following the determination of the amount due and written notice thereof is provided to the Company (the "Due Date"), the amount in default shall bear interest at the rate of ten percent (10%) per annum, compounded annually, beginning on such Due Date.

                                   ARTICLE V
                           ACCOUNTING AND SETTLEMENT

     Section 5.1. Agreement Accounting Period. The accounting period for this Agreement shall be on a calendar month basis unless otherwise specified herein. The first report shall be for the month beginning January 1, 1998.

     Section 5.2. Monthly Report. During the Transition Period as defined in the Administrative Services Agreement, within twenty (20) calendar days after the end of the each calendar month beginning January 1, 1998, Company will submit to Reinsurer a Monthly Cash Settlement (as defined in Section
5.3 below) report in accordance with the Administrative Services Agreement which shall contain the amount of premiums, commission allowance, administration expense allowances, benefits, dividends to policyholders, reserves, outstanding policy loans and interest incurred thereon, due and unpaid premiums, due and deferred premiums, any and all claim reserves as calculated in accordance with NAIC Convention Blank Exhibit 11, and number of Policies in force for such calendar month (except that the first such report [for January] will not be due until February 28, 1998).

      Section 5.3. Monthly Cash Settlements. Within five (5) working days after the receipt by the Company (or, during the Transition Period, by Reinsurer) of each Monthly Cash Settlement report as specified in Sections
5.1 and 5.2 (the "Monthly Cash Settlement Date"), the Company shall pay to the Reinsurer (for such accounting period):

(a)   the premiums as defined in Section 3.3; and

(b)   the interest on outstanding policy loans as defined in Section 3.2;
      and

(c)   the decrease, if any, in outstanding policy loans as defined in
      Section 3.2.

Simultaneously, the Reinsurer shall pay to the Company:

(d)   the Commission Allowance as defined in Section 3.4; and

(e)   the Policy benefit payments as defined in Section 3.7; and

(f)   the increase, if any, in outstanding policy loans as defined in
      Section 3.2; and

(g)   the premium assessment as defined in Section 3.5.

The settlement as above described is sometimes referred to in this Agreement as the "Monthly Cash Settlement."

      Section 5.4. Amounts Due Monthly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Company or the Reinsurer under this Agreement on a monthly basis shall be determined on a net basis as of the last day of each calendar month and shall be due and payable on or before the Monthly Cash Settlement Date. If the amounts, as defined in Section 5.3 above, cannot be determined at such date on an exact basis as set forth herein, such payments will be paid in accordance with an approximate amount determined by the Reinsurer, which amount shall be adjusted to the actual amount determined as soon as practicable thereafter.

      Section 5.5.  Delayed Payments.   For purposes of Section 5.4 above,
if there is a delayed settlement of a payment due, interest will be added, in an amount calculated as: the amount of the payment which is delinquent, multiplied by ten percent (10%), multiplied by the number of days such amount has been delinquent, regardless of holidays or weekends, and divided by the whole number 365. For purposes of this paragraph, a payment shall be deemed to be delinquent after the Monthly Cash Settlement Date.

      Section 5.6. Offset of Payments. All monies due either to the Company or to the Reinsurer under this Agreement shall be offset against each other, dollar for dollar, regardless of any insolvency of either party.

                                  Article VI
                               MUTUAL COVENANTS

       Section 6.1. Covenants. The Reinsurer and the Company mutually agree as follows:

(a) to indemnify, defend and hold harmless the other, its directors, officers, employees and agents from any and all claims, actions, suits, judgments, damages (including punitive or exemplary damages), fines and other proceedings, whether civil, criminal (only to the extent permitted by law or public policy), administrative, investigative or otherwise, together with all costs, expenses and other amounts, including attorney's fees, arising out of any failure of the indemnifying party to perform its duties, obligations or responsibilities to the other party, its directors, officers, employees and agents, under this Agreement, as more fully set forth in
       Article XIV; and

(b) the Company shall be solely liable for claims arising out of any breach of any duty on the part of the Company to any holder, insured, assignee, beneficiary or other claimant under any Policy, and Reinsurer's liabilities shall arise solely from its obligation to pay amounts coming due under the terms of the Policies within the scope of the Policy Obligations, and any liability on the part of the Reinsurer to the Company resulting solely from Reinsurer's role as administrator pursuant to the Administrative Services Agreement. Except for Reinsurer's role as administrator as aforesaid, the Company shall remain solely liable for all fines, penalties or other assessments imposed against the Company by any Insurance Department or other governmental entity for any conduct of the Company, its employees or authorized representatives, which was not expressly authorized, in writing, by the Reinsurer; and

(c) any and all materials, information, proposals, studies or other documents relative to this Agreement are confidential and proprietary. Neither party shall disclose, directly or indirectly, any information obtained from the other party, relative to this Agreement, to any third party without the express written consent of the other unless applicable statute, law or regulation requires such disclosure, except as may be required pursuant to the Arbitration Agreement.

       Section 6.2. Policy Conservation. The Company covenants and warrants that it will take no action that would encourage the holders of the Policies to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, including but not limited to, a plan of internal replacement. Also, the Company will not permit its employees, agents or other representatives to re-write any of the Policies or to encourage the holders of the Policies to surrender, reduce or otherwise terminate their existing coverages either through direct or indirect acts, and shall have an express Company policy of prohibiting its employees, agents or other representatives from re-writing any of the Policies and an express Company policy of directing its employees, agents and other representatives to encourage the retention and conservation of the Policies. "Re-writing" as used in the immediately preceding sentence means the soliciting and accepting of applications for life insurance policies which relate to or cause the termination of an existing Policy (such as, for example, a transaction involving, contemplating or resulting in the replacement of a Policy by another life insurance policy).

                                  ARTICLE VII
                                  ARBITRATION

      Section 7.1. Agreement. All disputes and differences between the Company and the Reinsurer pertaining to this Agreement and the related agreements (that is, the agreements with the effective date of January 1, 1998, between Reinsurer and the Company, entitled "Administrative Services Agreement," "Master Assignment of Notes and Liens," and "Mortgage Portfolio Administrative Services Agreement") on which an agreement cannot be reached will be decided by arbitration, regardless of the insolvency of either party, unless the conservator, receiver, liquidator, or statutory successor is specifically exempted from an arbitration proceeding by applicable state law. Such arbitration shall be conducted in accordance with the Arbitration Agreement completed, executed and delivered by the Parties prior to Closing, which agreement is incorporated herein by reference thereto for all purposes.

                                 ARTICLE VIII
                           INSOLVENCY OR DISSOLUTION

      Section 8.1. Insolvency. In the event of the Company's insolvency, the Reinsurer's contractual liability on the Policies shall continue to be determined by all the terms, conditions and limitations under this Agreement, but the Reinsurer will make settlement (1) directly to the Company's liquidator, receiver or statutory successor, and (2) without increase or diminution because of the Company's insolvency. The liquidator, receiver or statutory successor of the Company shall give the Reinsurer written notice of the pendency of a claim against the Company on any Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Company's name (or in the name of the Company's liquidator, receiver or statutory successor), in the proceeding where such claim is to be adjudicated, any Defense or Defenses which the Reinsurer may deem available to the Company or its liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

      Section 8.2 Dissolution. In the event the Company is dissolved, whether voluntarily or involuntarily, the Company shall be required to establish an escrow fund in an amount, and pursuant to a governing escrow agreement and trust document, that will be sufficient to fund any and all foreseeable liabilities and obligations under this Agreement which have not fully and finally terminated prior to the date of such dissolution. "Foreseeable liabilities" includes, but are not limited to, understatement of Policy reserve liabilities, liabilities arising from market conduct issues, and liabilities arising from re-writing of policies. Such escrow fund amount and escrow agreement and trust document shall be subject to approval by Reinsurer, which approval shall not be unreasonably withheld. Such escrow fund shall be funded with cash and thereafter such cash shall be in invested in investment grade corporate or government bonds pursuant to Reinsurer's instructions. The balance remaining in such escrow fund upon the satisfaction of all liabilities and obligations under this Agreement shall belong to the Company. If the parties are unable to agree in a timely manner on the amount of the escrow fund, or whether the escrow fund should be released to the Company, such issues shall be determined by arbitration pursuant to Article VII.

                                  Article IX
                                  Termination

      Section 9.1. Termination. This Agreement may be terminated as follows:

(a) at any time prior to Closing by mutual written consent of the Company and Reinsurer;

(b)   by the Company on or before Closing if the conditions set forth in
      Section 12.2 have not been satisfied or waived in writing by the Company on or before the Closing Date;

(c) by the Company if this Agreement has not been approved by its Board of Directors on or before February ___, 1998;

(d) by Reinsurer if the conditions set forth in Section 12.3 have not been satisfied or waived in writing by Reinsurer on or before the Closing Date; or

(d)   by the Company or Reinsurer if the conditions set forth in Section
      12.1 have not been satisfied or waived in writing by the Company or Reinsurer, as the case may be, on or before the Closing Date.

      Section 9.2. Effect of Termination. In the event of any termination of this Agreement, if one party is entitled to terminate this Agreement as herein provided in Sections 9.1 (b), (c), (d) or (e), such party shall have the option (in lieu of electing to terminate this Agreement) to enforce this Agreement by filing suit for specific performance against the other party for any breach of any of the provisions of this Agreement, and/or to recover damages incurred by such party, including all reasonable costs of any nature whatsoever incurred in the enforcement of its rights under this Agreement.

                                   Article X
                  Representations and Warranties of Universal

              Universal hereby represents and warrants to Reinsurer that:

      Section 10.1. Organization and Existence. Universal is a Tennessee-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Tennessee. Universal has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties.

      Section 10.2. Qualification and Power. Universal is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it.

      Section 10.3. Validity: No Violation. Subject to the Company's right of termination as set forth in Article IX, this Agreement is a valid and binding obligation of Universal, enforceable against it in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor Universal's compliance with any of the provisions of this Agreement, will:

(a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Universal, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which Universal is a party or by which it may be bound;

(b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Universal or to any of its properties or assets; or

(c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of Universal to be accelerated or increased.

      Section 10.4. Except for approvals required as set forth in Article IX, no authorization, consent or approval of, or filing with, any public body or authority is necessary for Universal to obtain for the consummation of this Agreement, and except as set forth in Section 12.1(b) hereof. No authorization, consent or approval of any other person or entity is necessary for Universal to obtain for the consummation of the transactions contemplated by this Agreement, and no person or entity has an option, right of first refusal or preferential right to purchase all or any part of the Policies or that is otherwise triggered as a result of the transactions contemplated hereby.

     Section 10.5. The reserves and other Policy-related liabilities with respect to each of the Policies included in the Policies for the period ended December 31, 1997, were, or will be, established on the books of Universal as of December 31, 1997, (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied, (ii) were, or will be, based on actuarial assumptions that are in accordance with those specified in the related Policies, (iii) meet the requirements of the insurance laws of the State of Texas, and (iv) in the aggregate are not less the amounts required for lines 1, 3, 4, 9, and 19 of page 3 of Universal's December 31, 1997, Annual Statement. In addition, the reserves for the period ended December
31, 1997 were, or will be, established on the books of Universal with respect to the incurred but unreported policy claims ("IBNR Claims
Reserves") and (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied, (ii) are, or will be, sufficient to pay all of the liabilities in respect to such claims incurred before January 1, 1998, but not reported to Universal as of December 31, 1997 and (iii) meet, or will meet, the requirements of the insurance laws of the State of Texas. The reserves as set forth in this Section 10.5 shall be referred to in this Agreement as "Reserves." While the IBNR Claims Reserves shall be established as aforesaid, if the claims paid by the Reinsurer attributable to the Policies which were incurred prior to the Effective Date but not reported to Universal as clams payable as of the Effective Date are in the aggregate more than the amount of the IBNR Claims Reserves, Universal shall reimburse the Reinsurer for the amount of the excess within 30 days following written notice from Reinsurer identifying the payment or payments in excess, as aforesaid. If, after twelve (12) months from the Effective Date, the aggregate claims attributable to the IBNR Claims Reserves are less than the IBNR Claims Reserves, then Reinsurer shall refund the amount by which the IBNR Claims Reserves exceeds the aggregate amount of such claims. The policy loan asset (including accrued interest and unearned interest thereon) and the due and deferred premium asset with respect to each of the Policies included in the Policies for the period ended December 31, 1997, were, or will be, established on the books of Universal (i) were, or will be, calculated and determined in accordance with generally accepted actuarial and statutory accounting standards consistently applied, (ii) were, or will be, based on actuarial assumptions that are in accordance with those specified in the related Policies and (iii) meet, or will meet, the requirements of the insurance laws of the State of Texas. Such policy loan asset and the due and deferred premium asset shall be referred to in this Agreement as "Policy Assets."

      Section 10.6. In respect to the Net Transfer Amount, Universal is the equitable and legal owner of all such assets and the transfer of such assets to Reinsurer pursuant to this Agreement will vest good and marketable title to such assets in Reinsurer.

      Section 10.7. Since December 31, 1996, there has not been any material adverse change, or changes in the Policies or operations of Universal taken as a whole which in the aggregate may be deemed materially adverse to the Policies, or which could affect the validity or enforceability of this Agreement, consummation of the transactions contemplated hereby or compliance with the terms hereof by Universal. For purposes of this Section, "Historical Policy Data" means the Policy Assets, Reserves, and Policy statistical information and results as reflected in the Company's Annual Statements (as filed by the Company with insurance regulators on the NAIC Convention Blank) for the years 1993-1996 and, in respect to the year 1997, the inforce Policy data and other Policy year-end information furnished to Reinsurer on electronic format or otherwise. (In respect to 1997, for convenience, the Policy Assets, Reserves, and Policy statistical information and results as reflected in the Company's 1997 Annual Statement when filed by the Company with insurance regulators on the NAIC Convention Blank shall replace the inforce Policy data and other Policy year-end information furnished to Reinsurer on electronic format or otherwise, except to the extent that Reinsurer objects to such replacement.) The Historical Policy Data were prepared and presented in conformity with statutory accounting practices prescribed or permitted by applicable insurance regulatory laws and regulations applied on a consistent basis and presented completely and accurately such data at the respective dates and for the respective periods indicated therein. Notwithstanding the foregoing sentence, the reserve amount ($1,859,705) reflected in Exhibit 8, Line 070004, of the 1996 Annual Statement was incorrectly recorded on said line and the mistake should be corrected by recording said amount on the line immediately above, namely, Line 070003, and the and Reinsurer hereby accepts such correction in the 1996 Annual Statement.

      Section 10.8. Universal has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other lien or encumbrance, all systems software included in or used to process the Policies and no third party will be entitled to any payment or other benefit as a result of the transfer the data processing system by Universal to Reinsurer in accordance with this Agreement.

      Section 10.9. There are no claims, actions, suits, investigations and administrative, arbitration or other proceedings (i) pending against Universal with respect to the Policies or (ii) threatened against Universal with respect to the Policies. Universal is not subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body. There are no claims, actions, suits, investigations or administrative, arbitration or other proceedings pending or threatened against or affecting Universal which individually or in the aggregate could have a material adverse effect on the Polices which could affect the validity or enforceability of this Agreement, consummation by Universal of the transactions contemplated hereby or compliance by Universal with the terms of this Agreement, and (ii) Universal is not subject to or in default with respect to any order, writ, judgment, decree, injunction or similar order of any court or any foreign, federal, state or other governmental body, the result of which being subject to or of which default individually or in the aggregate could have a material adverse effect on the Polices or which could affect the validity or enforceability of this Agreement, consummation by Universal of the transactions contemplated hereby or compliance by Universal with the terms of this Agreement.

      Section 10.10. Universal is in compliance in all respects with all laws, ordinances, regulations, orders, judgments, injunctions, or decrees of any court, arbitrator or governmental authority where the failure to comply, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Policies.

      Section 10.11. Universal is not in default under any of the terms, provisions or conditions of any contract between Universal and any of its agents, past or present. The failure of any agent who wrote business for Universal to have been duly licensed (for the type of business which such agent wrote) as an agent in the particular jurisdiction in which such agent wrote for Universal will not individually or in the aggregate have a material adverse effect on the Policies of Universal. To the knowledge of Universal, there is no actual or threatened plan on the part of any insurance agent or broker to rewrite any of the Policies.

       Section 10.12.

(a) except for communications which are customary to communicate to policyholders through servicing agents in connection with collecting premiums in respect to the Home Service Policies, it has been the practice of Universal to send all communications involving holders of the Policies directly to the affected policyholders, and the Documents and Records of Universal to be delivered to Reinsurer contain adequate information to enable Reinsurer as administrator to send written notifications or other communications directly to each policyholder whose policy or contract is included in the Policies;

(b) except for lists customarily provided to agents in connection with collecting premiums in respect to the Home Service Policies, and except for lists provided to the Company's reinsurers for the purpose of reinsurance transactions and accounting in the ordinary course of business, no lists or master list of all or any substantial number of the holders of the Policies has been provided by Universal to any of its agents, representatives or third party except to Universal's consulting actuary, and such lists or master list are not available in the public domain; and

(c) no policyholder or group of policyholders, which individually or in the aggregate account for five percent or more of the premium income included in the Policies has threatened to terminate its or their relationship with Universal.

       Section 10.13.  With respect to each of the Policies:

(a) Universal is a party to each of such Policies and owns all of the rights and interests of an insuring, reinsuring or ceding party, as the case may be, in and to each of such Policies, free and clear of any Lien;

(b) each of such Policies is in full force and effect and constitutes a valid and legally binding obligation of each of the parties thereto in accordance with its terms; the transactions contemplated by this Agreement will not affect the validity or binding character of any such Policy; Universal is not in violation, breach or default of any such Policy and no event has occurred which (with or without notice or lapse of time or both) constitutes a breach or default by Universal under any such Policy and no such Policy contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement or any other provision which would be altered or otherwise become applicable by reason of such transactions;

(c) such Policies are, to the extent required under applicable law, on forms approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection;

(d) all current benefits payable by Universal under any such Policy have been paid or will be paid in the ordinary course of business under the terms of the Policies under which they arose or to the satisfaction of the parties thereto;

(e) no such Policy entitles the holder thereof or any other person or entity to receive dividends or similar benefits in which the right to receive such dividends or benefits is determined other than at the discretion of the board of directors of Universal;

(f) the underwriting standards utilized and ratings applied by Universal with respect to Policies issued by Universal conform in all material respects to customary insurance industry practices as such practices apply to the markets in which Universal has sold its policies and, with respect to any such Policy reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar Policy;

(g) each of such Policy was issued and has been serviced in the ordinary course of business;

(h) there has been no discrimination in violation of applicable insurance laws among the policyholders whose policies and contracts of insurance are included in such Policies with respect to the rates charged such policyholders for the insurance in force afforded such policyholders by such Policies; and

(i) the decisions and actions of the Company, either individually or collectively, in converting the method of premium collection from collection by Company agents to collection exclusively by premium billing and collection via mail do not and will not contravene or violate any obligation of the Company under or in respect to any of the subject Policies or applicable laws and regulations, whether such decisions or actions have been taken before the Effective Date or are taken after the Effective Date (in exercising its role as administrator under the Administrative Services Agreement during the Transition Period [as defined therein] or to instruct Reinsurer as administrator in carrying out the Company's premium collection policy or policies resulting from such decisions and actions), and the Company has had and retains the exclusive right to, and responsibility for, determining changes in the mode of collecting premiums as aforesaid. Further, in the event the Policies are assumed by Reinsurer and Reinsurer converts the method of premium collection from collection by agents to collection exclusively by premium billing and collection via mail, such conversion by Reinsurer would not and will not contravene or violate any obligation under or in respect to any of the subject Policies or applicable laws and regulations.

       Section 10.14. With respect to reinsurance between the Company and any reinsurer or reinsurers in respect to the Policies, and/or any such reinsurance reflected in the Company's 1997 Annual Statement:

(a) all such reinsurance applicable to the Policies as indicated on the Company's books and records is fully supported and in accord with the reinsurance treaties covering the respective Policies;

(b) the reinsurance reserve credit, or credits, as the case may be, taken by the Company in respect to any such reinsurance is correct;

(c) the reinsurance treaties are in full force and effect for the period or periods which they purport to cover and are enforceable by the parties thereto in accordance with the terms and provisions of such treaties;

(d) all of the Policies issued while such treaty or treaties were in force are fully reinsured for the amount in excess of the Company's portion (or "retention" amount) as set forth in such treaty or treaties;

(e) in respect to any Policy claim which is not reinsured in accordance with the records of the applicable reinsurer and would be reinsured but for an error or omission, such claim is nevertheless reinsured by virtue of an errors and commission provision contained in such reinsurance treaty or treaties;

(f) such reinsurance treaties, together with their benefits and obligations, are assignable, and shall be assigned to Reinsurer as of the Effective Date, and

(g) with respect to any Policy that is not covered by any such reinsurance treaty that is in excess of the applicable retention limit that would have been covered but for a failure of the treaty to apply to such Policy (for whatever reason), Reinsurer shall be liable for the portion of the Policy for which it would have been liable but for the failure of such coverage (that is, the retained portion), and the Company shall be liable for the portion that would have been covered by such reinsurance treaty but for the failure of such coverage, and Reinsurer shall pay to the Company that portion of the premiums and reserves to which the reinsurer would have been entitled under the reinsurance treaty but for the failure of such coverage. In respect to this subsection (g), to be more specific, if the subject Policy is not recorded by the Company (as of the Effective Date) as reinsured in respect to the amount in excess of the Company's applicable retention limit (the "excess over retention"), then the Company presumably recorded a reserve liability in respect to the excess over retention, which amount would have been transferred to Reinsurer as of the Effective Date, and, beginning on the Effective Date, Reinsurer would have collected the premium relating to the entire Policy (for the retention amount and the excess over retention). In such a case, upon discovery that the Policy is not reinsured in respect to the excess over retention, Reinsurer shall transfer to the Company in cash an amount equal to the reserve liability attributable to the excess over retention portion of the Policy, as well as an amount equal to the premium that would have been due to the reinsurer in respect to the excess over retention portion from the Effective Date to the date thereof, such that Reinsurer will be placed in the position it would have been in if the subject Policy had been covered by the subject reinsurance treaty, and, in effect, the Company will be the reinsurer in respect to the excess over retention amount. On the other hand, if the subject Policy is recorded by the Company (as of the Effective
       Date) as reinsured in respect to the amount in excess of the Company's applicable retention limit, but the reinsurer thereof denies that it is the reinsurer in respect to the excess over retention portion of such Policy, then presumably the funds transferred to Reinsurer in respect to the Policies would not have included an amount attributable to the excess over retention portion of such Policy but, instead, the Company presumably would have held a reinsurance reserve credit, and would have transferred same to Reinsurer, as of the Effective Date. Upon discovery of such a case, Reinsurer shall be required to eliminate the reinsurance reserve credit in respect to the excess over retention portion of such Policy (because the reinsurer is not showing a reserve liability in respect thereto), but no funds matching the reserve liability attributable to the excess over retention portion of such Policy would have been transferred to Reinsurer at Closing, so, in that case, Reinsurer will not transfer to the Company funds equal to the reserve liability attributable to the excess over retention portion of the Policy, but will pay to the Company the premium that would have been due to the reinsurer in respect to the excess over retention portion from the Effective Date to the date thereof, such that Reinsurer will be placed in the position it would have been in if the subject Policy had been covered by the subject reinsurance treaty, and, in effect, the Company will be the reinsurer in respect to the excess over retention amount.

       Section 10.15. The Documents and Records are accurate and complete in all material respects and, in all material respects, completely record and reflect all of the Company's liabilities and obligations. The Policy records are sufficiently well labeled and organized to permit reasonable access (by industry standards) and there are no deficiencies in the Documents and Records which could reasonably be expected to have a material adverse effect on either Reinsurer's satisfaction of its obligations in respect of the Policies or the servicing by Reinsurer of the Policies in accordance with customary insurance industry practices. There are no facts or other circumstances that would prevent the Reinsurer (or which raises a material probability that the Reinsurer might be prevented) from servicing the Policies in accordance with customary insurance industry practice and in the manner in which the Policies have been serviced prior to the Effective Date. During the "Transition Period" under the Administrative Services Agreement (during which the Company shall have the administrative responsibilities as set forth therein), the Company shall continue to work toward the completion of the migration of all of the processing from its IBM mainframe to its Unisys system, and shall reasonably cooperate with Reinsurer's efforts to assist in the progress of such migration, the objective being to bring the electronic data processing environment on which the Company is processing the Policies onto a single system (the Unisys system) which is year 2000 compliance. If the migration onto the Unisys system is completed on or before the end of the Transition Period, the Company shall be entitled to retain the IBM mainframe hardware and shall not be obligated to transfer it to Reinsurer, notwithstanding anything to the contrary herein contained.

     Section 10.16. Neither this Agreement nor any certificate or document furnished by Universal to Reinsurer in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

     Section 10.17. Survival of Representations and Warranties. The representations and warranties of Universal contained in this Article X and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured hereunder have been discharged or otherwise expire.

                                  Article XI
                  Representations and Warranties of Reinsurer

              Reinsurer hereby represents and warrants to Universal that:

     Section 11.1. Organization and Existence. Reinsurer is a Texas-domiciled stock insurance company duly incorporated, validly existing, and in good standing under the corporation and insurance laws of the State of Texas. Reinsurer has all requisite corporate power and authority to carry on its business as it is now being conducted, and to own, lease, and operate its properties.

     Section 11.2. Qualification and Power. Reinsurer is duly qualified and in good standing to do business in every jurisdiction in which such qualification is necessary because of the nature of its business or of the properties owned, leased, or operated by it.

     Section 11.3. Validity; No Violation. Subject to Reinsurer's right of termination as set forth in Article IX, this Agreement is a valid and binding obligation of Reinsurer, enforceable against it in accordance with its terms and conditions. Neither the execution and delivery of this Agreement, nor Reinsurer's compliance with any of the provisions of this Agreement, will:

(a) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Reinsurer, or result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions, or provisions of any note, lien, bond, mortgage, indenture, license, lease, agreement, consent order, or other instrument or obligation to which Reinsurer is a party or by which it may be bound;

(b) violate any judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to Reinsurer or to any of its properties or assets; or

(c) cause, or give any person grounds to cause (with or without notice, the passage of time or both), the maturity of any liability of Reinsurer to be accelerated or increased.

     Section 11.4. Survival of Representations and Warranties. The representations and warranties of Reinsurer contained in this Article XI and elsewhere in this Agreement shall survive the Closing until all of the liabilities reinsured and assumed hereunder have been discharged or otherwise expired.

                                  Article XII
                 Covenants and Conditions Precedent to Closing

     Section 12.1. The obligations of each of the parties hereto to proceed with the Closing were subject to the fulfillment (unless waived by each party in writing), prior to or at the Closing, of each of the following conditions:

(a) No suit, action or other proceeding shall have been initiated and be pending or be threatened by any governmental agency in which it is sought to restrain, prohibit, invalidate, modify or condition, or set aside, the transactions contemplated by this Agreement, and no statute, rule or regulation having such effect shall have been promulgated or enacted, nor shall any such suit, action or proceeding have been initiated by any other third party not affiliated with the parties hereto in which such third party shall have obtained preliminary or permanent injunctive relief or which, in the opinion of counsel to either party, has a reasonable likelihood of success; provided, however, that each party shall use reasonable efforts in good faith to cause such suit, action or proceeding, or the threat thereof, to be dismissed or withdrawn, to cause such injunction to be dissolved or vacated or to cause such statute, rule or regulation to be repealed or rescinded.

(b) The receipt of the required approval of this Agreement from regulatory authorities, if any.

(c) The parties shall execute and deliver at Closing the Administrative Services Agreement and the Arbitration Agreement.

     Section 12.2. The obligations of the Company to proceed with the Closing are subject to the fulfillment (unless waived by the Company in writing), prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties of Reinsurer contained in Article X of this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

(b) Reinsurer shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) Reinsurer shall have delivered to Universal a certificate dated the Closing Date and signed by the president or a vice president of Reinsurer certifying to the fulfillment of the conditions specified in this Section 12.2.

(d) Compliance by Reinsurer with any and all requirements lawfully imposed by Tennessee's Insurance statutes or by the Commissioner of the Tennessee Department of Commerce and Insurance which will permit the Company to be allowed a credit for the Policy reserve liabilities attributable to the insurance ceded to Reinsurer hereunder.

(e) Reinsurer shall have delivered to Universal at the Closing such other documents as Universal may reasonably request.

     Section 12.3. The obligations of Reinsurer to proceed with the Closing are subject to the fulfillment (unless waived by Reinsurer in writing), prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties of Universal contained in Article X of this Agreement shall be true and correct in all material respects at and as of the Closing, as if each such representation and warranty had been made as of the Closing.

(b) Universal shall have performed and complied in all material respects with all covenants, agreements, obligations, commitments and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

(c) Universal shall have delivered to Reinsurer a certificate dated the Closing Date and signed by the president or a vice president of Universal certifying to the fulfillment of the conditions specified in this Section 12.3.

(d) Universal shall have delivered to Reinsurer at the Closing such other documents as Reinsurer may reasonably request, including evidence reasonably satisfactory to Reinsurer that this Agreement and the related agreements have been approved by the Company's Board of Directors.

(e) Reinsurer, by and through its designated representatives, shall have completed to its satisfaction a legal, financial and business due diligence review and investigation of the Policies and related information, and in the course of such due diligence review and investigation Reinsurer shall not have discovered any facts, information, potential risks, or other problems which Reinsurer reasonably believes to have an actual or potential adverse impact or effect on the Policies, or upon the respective values of the Policies, as a result of the consummation of the subject transactions relative to the information heretofore furnished to Reinsurer by the Company; and that the Policy-related assumptions used in the Actuarial Appraisal are reasonably supported by the historical performance of the Policies, and the modeling and sampling decisions and related methodology are reasonable.

     Section 12.4. Documents and Records. Universal agrees to deliver to Reinsurer at Closing (or later in accordance with the Administrative Services Agreement if called for by the Administrative Services Agreement) all of the Documents and Records without charge. In exchange for a consideration in the amount of Two Hundred Fifty Thousand Dollars ($250,000) added to the Ceding Fee, Universal agrees to assign, convey, transfer and deliver at the end of the Transition Period (as defined in the Administrative Services Agreement) to Reinsurer, as-is, where-is, and without warranty, all of its right, title, and interests in any and all of the hardware and equipment within its possession or control used or useful in operating or supporting the data processing systems and administering and servicing the Policies, and its right, title and interests in any service contracts, licenses, permits or agreements relating thereto, all of which shall be described with particularity on Exhibit 12.4, which is represented and warranted by Universal to be complete. Universal agrees to license to Reinsurer without charge or royalty any and all software within its possession or control used or useful in operating or supporting the data processing systems and administering and servicing the Policies. Such hardware and software systems include data processing programs, discs, tapes, remittance processing and billing equipment, documentations, manuals, specifications, applications, routines, formulas, and techniques relating thereto. However, the Company may elect to exclude from the aforesaid the hardware and equipment portion thereof and not to assign, convey, transfer and deliver same to Reinsurer on the condition that the Company pay $250,000 to Reinsurer, such amount to be due and payable at the end of the Transition Period and to bear interest at the rate of 10% per annum, compounded annually, from such date until paid.

      Section 12.5. Cooperation. The parties shall assist and cooperate with each other by making all reasonable efforts to seek and obtain the aforementioned approvals and any other approvals the parties agree are necessary or advisable, and each party shall bear its own expenses related thereto.

                                 Article XIII
                                    Closing

      Section 13.1. Time and Location. The closing of the transactions contemplated by this Agreement ("Closing") shall take place on at 10 A. M., local time, on February 23, 1998, except that Closing may occur on a different time and date by mutual written agreement of the parties (the "Closing Date").

      Section 13.2. Deliveries by Universal. At Closing Universal shall deliver to Reinsurer (a) an accounting as of December 31, 1997, in contract level detail as to the Policies, including a detail listing of the Policies, which are the subject of this Agreement, and (b) the assets comprising the Closing Net Transfer Assets shown on Schedule 4.1.

                                  ARTICLE XIV
                                INDEMNIFICATION

      Section 14.1 Losses. As used in this Agreement, "Loss" and/or "Losses" shall mean all claims, lawsuits, proceedings by insurance regulatory authorities or any other regulatory authority, investigations, expenses, settlements, assessments, obligations, damages, losses, deficiencies, interest, late charges, adjustments, costs, judgments, payments, liabilities, refunds, taxes, fines and penalties, including, without limitation, costs and expenses of litigation and reasonable attorneys' fees, reasonable actuarial and accounting fees and reasonable costs of investigations.

      Section 14.2 Indemnity by Universal. Universal shall indemnify, defend and hold harmless Reinsurer and Reinsurer's subsidiaries and affiliates including, without limitation, its officers, directors, employees and shareholders and those of its subsidiaries and affiliates from and against Losses that arise out of:

      (a) the non-performance of any covenants, warranties, agreements, obligations or commitments contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto required to be performed by Universal; or

      (b) the fact that any representation or warranty made by Universal contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto was untrue as of the Closing Date (determined as if such representation or warranty had been made as of the Closing Date).

      Section 14.3 Indemnity by Reinsurer. Reinsurer shall indemnify, defend and hold harmless Universal from and against Losses that arise out of:

      (a) the non-performance of any covenants, warranties, agreements, obligations or commitments contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto required to be performed by Reinsurer; or

      (b) the fact that any representation or warranty made by Reinsurer contained in this Agreement or in any exhibit, schedule, certificate or other document delivered pursuant hereto was untrue as of the Closing Date (determined as if such representation or warranty had been made as of the Closing Date).

      Section 14.4 Payment. Payment required to be made to any party entitled to indemnification hereunder shall be made within ten days after receipt of an invoice or claim ("claim") therefor from a party seeking indemnification. In the event of any dispute with respect to a party's obligation to make any such payment, the parties shall use their best efforts to resolve such dispute as promptly as practicable. In any event, however, that the claim made by a party entitled to indemnification hereunder is not paid in full within said 10 day period, such party (the "Indemnity" as hereinafter defined) shall be entitled to initiate arbitration proceedings in accordance with the Arbitration Agreement. Any such payment amount shall include interest thereon at the rate of ten percent (10%) per annum (compounded annually) which shall accrue beginning on the first day of the obligation that resulted in a finding that an amount became payable, and shall continue to accrue until paid.

      Section 14.5 Notice. Any person, corporation or other legal entity entitled to indemnification under this Agreement, as the case may be, making a claim under this Article XIV is hereinafter referred to as the "Indemnitee" and the party against whom such claim is asserted is hereinafter referred to as the "Indemnitor." All claims by any Indemnitee under this Article XIV shall be asserted by Indemnitee delivering or causing to be delivered, to Indemnitor, a written notice (the "Claim Notice") describing in reasonable detail the facts or circumstances which may result in a claim of Loss. (Such claim of Loss is hereinafter referred to as an "Asserted Liability.") Indemnitee shall use reasonable efforts to give the Claim Notice not later than the earlier of:

      (i) Three months after the time at which Indemnitee is notified in writing, actually becomes aware of or otherwise obtains actual knowledge of any action, proceeding, investigation, demand or claim (whether actual or threatened) or any other circumstance or state of facts which could give rise to an Asserted Liability, or

      (ii) With respect to any Asserted Liability which has become the subject of proceedings before any court or tribunal or in which Indemnitee has been served with legal process within such time as would allow Indemnitor to timely file responsive pleadings in such proceeding or action.

      If a claim is not given by the Indemnitee as herein provided, the Indemnitee shall be entitled to indemnification hereunder only (i) if the Indemnitee can establish that the time elapsed between the time the Claims Notice should have been given pursuant to this Agreement and the actual giving of the Claims Notice is reasonable under all the circumstances, (ii) to the extent that the Indemnitee can establish that the Indemnitor has not been prejudiced by such time elapsed, or (iii) if the Indemnitee can establish that the Indemnitor received actual notice of such Asserted Liability from a party other than the Indemnitee, or otherwise had actual notice of the basic facts constituting the Asserted Liability, within the time periods specified in this Agreement or that the receipt of such notice satisfies the requirements of either clause (i) or (ii) of this paragraph.

      Section 14.6  Defense of Claims.

      (a) Subject to the limitations hereinafter set forth, Indemnitor shall have the right to control the contest of any Asserted Liability and shall defend, at its own expense and by its own counsel, any Asserted Liability. If Indemnitor does not notify Indemnitee in writing within sixty days after receipt of the Claim Notice, or within the time period prior to the date on which responsive pleadings must be filed, whichever is less, that it elects to undertake the defense thereof, Indemnitee shall have the right to defend the Asserted Liability with counsel of its choosing reasonably satisfactory to Indemnitor. Even in the event that Indemnitor does not notify Indemnitee that it elects to undertake the defense of an Asserted Liability within the applicable time periods set forth in this Agreement, Indemnitor shall have the right to assume the defense of such Asserted Liability, and to select counsel reasonably satisfactory to Indemnitee, at any time prior to settlement or final determination thereof; provided, however, that in such event Indemnitor shall be responsible for and shall pay (or reimburse Indemnitee for) the fees and expenses of counsel employed by Indemnitee prior to Indemnitor's assumption of the defense of any such Asserted Liability.

      (b) In the event that Indemnitor commences or thereafter assumes the defense of any Asserted Liability as provided in this Agreement, Indemnitee shall have the right to employ separate counsel with respect to such claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by Indemnitee shall be at the expense of Indemnitee unless the employment of such counsel has been specifically authorized in writing by Indemnitor.

      Section 14.7 Cooperation. After the Closing Date, Reinsurer and Universal shall each cooperate fully with the other (including, without limitation, affording the other an opportunity to participate in the defense) as to all Asserted Liabilities, shall make available to the other as reasonably requested all information, records and documents relating thereto and shall preserve all such information, records and documents until the termination of any claim. Reinsurer and Universal shall each also make available to the other, as reasonably requested, its personnel, agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any such Asserted Liability.

      Section 14.8 No Insurance. The indemnifications provided in this Agreement shall not be construed as a form of insurance and shall be binding upon and inure to the benefit of Reinsurer, and Universal; and the indemnification provisions shall apply with full force and effect notwithstanding the fact the Indemnitee has insurance covering all or a portion of the Losses.

                                  ARTICLE XV
                            SURVIVAL OF OBLIGATIONS

      Unless otherwise specifically set forth in this Agreement or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, all covenants, representations and warranties and other obligations of the parties hereto as expressed in this Agreement shall survive indefinitely. Any obligation resulting from or arising out of the non-performance of any such covenant, agreement, obligation or commitment or of any representation or warranty being untrue as of the Closing Date as to which a written notice of possible Loss shall have been given to the indemnifying party in accordance with the requirements of Article XIV hereof shall survive, as to matters identified with particularity in such notice, until the resolution of the matters referred to therein. Unless otherwise specifically set forth herein or in any of the exhibits, schedules, certificates or other agreements delivered pursuant hereto, in case of any representation or warranty being untrue as of the Closing Date or any non-performance of any covenant, agreement, obligation or commitment contained in this Agreement, or in any exhibit, schedule, certificate or other agreement delivered pursuant hereto, the exclusive remedy therefor shall be indemnification pursuant to Article XIV hereof, except to the extent the remedy of specific performance may be available under applicable equitable principles.

                                  Article XVI
                           Miscellaneous Provisions

       Section 16.1. Extracontractual Damages. The Reinsurer does not agree to indemnify the Company for, and shall not be liable for, any extracontractual damages or liability of any kind whatsoever of the Company's, except for any of Reinsurer's obligation stated in the Administrative Services Agreement.

       Section 16.2. Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by oversight, the Company and the Reinsurer will adjust the situation to what it would have been had the oversight not occurred.

       Section 16.3. Facility of Reinsurance. The Company shall not enter into any other reinsurance agreements, including assumption reinsurance that would cover the Policies, or by any other act impair the value of the Policies ceded to Reinsurer under this Agreement, without the express written approval of the Reinsurer.

       Section 16.4. Policy Changes. The Company shall not make any changes after the Effective Date of this Agreement in the provisions and conditions of the Policies.

       Section 16.5. Audit. The Company or the Reinsurer, their respective employees or authorized representatives may audit, inspect and examine, during regular business hours, at the home office of the Company or the Reinsurer, as the case may be, provided that three working days advance notice has been given to the other party, any and all books, records, statements, correspondence, reports, trust accounts and their related documents or other documents that relate to the Policies. The audited party agrees to provide a reasonable work space for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all materials reasonably requested by such auditors, investigators, or examiners. The expense of the respective party's employee(s) or authorized representative(s) engaged in such activities shall be borne solely by such auditing party, and the party being audited shall be entitled to reimbursement for expenses reasonably incurred by such audited party. The auditing party agrees to conduct such audit in a courteous, prompt, professional and reasonable manner, and to provide immediate written disclosure to the audited party of any discrepancy or variance (when compared to any previously reported information) discovered by the auditing party.

       Section 16.6. Law and Venue. It is agreed that this Agreement is subject to and is to be interpreted in accordance with the laws of the State of Texas. Venue for any action, suit or other proceeding shall be exclusively in Harris County, Texas, or Shelby County, Tennessee. The parties agree to waive any other venue.

       Section 16.7. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

       Section 16.8. Severability. In the event that any provision or term of this Agreement shall be held by any court to be illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect, except if the provision or term held to be illegal or unenforceable is also held to be a material part of this Agreement such that the party in whose favor the material term or provision was stipulated herein would not have entered into this Agreement without such term or provision, then the party in whose favor the material term or provision was stipulated shall have the right, upon such holding, to terminate this Agreement.

       Section 16.9. Amendments. This Agreement shall be amended only by mutual consent and written agreement executed and delivered by the parties.

       Section 16.10. Schedules and Paragraph Headings. Schedules attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

       Section 16.11. Financial Reports. The Company and the Reinsurer each agree to furnish the other with their respective NAIC Annual and Quarterly Statements, as required by their respective state laws within five (5) days after such reports are filed with such respective states.

       Section 16.12. Survival. The representations, warranties, covenants and agreements respectively made by the Company and the Reinsurer in this Agreement shall survive the termination or expiration of this Agreement.

       Section 16.13. Notices. Any notices made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally (including overnight delivery service) or by facsimile transmission to the party to whom notice is given, or on the third day after mailing if mailed to the party to whom notice is to be given by certified mail, return receipt requested, and properly addressed as follows:

       If to the Company:

            Universal Life Insurance Company
            Attn: Dr. Benjamin L. Hooks
            Chairman of the Board
            480 Linden Avenue
            Memphis, TN 38126

            FAX: (901) 528-8231

            With a copy to:

                 Allan J. Wade, Esq.
                 Twentieth Floor
                 First Tennessee Building
                 165 Madison Avenue
                 Memphis, Tennessee 38103

                 FAX: (901) 577-2303


          If to the Reinsurer:

          American Capitol Insurance Company
          Attn:  William F. Guest, Chairman
          10555 Richmond Avenue
          Houston, Texas 77042

          FAX: (713) 953-7920

Any party to this Agreement may change the address to which notice is to be delivered to such party under this Section 16.13 by delivering written notice to that effect to the other party in accordance with this Section
16.13. Any document delivered via facsimile transmission shall be treated as the original for all purposes unless the original is substituted therefor.

     Section 16.14. Understanding of Agreement. The Parties agree that the drafting of this Agreement has been a joint effort and no special weight or presumption should arise in favor of or against either Party based on whether one Party or the other was more responsible for the drafting of this Agreement. Each Party has consulted with its accounting, actuarial and legal advisers in respect to the negotiations and the drafting of this Agreement. Each Party has read and understands this Agreement, and each party agrees that it shall not be entitled to claim a failure to understand the meaning and effect of this Agreement, or any part thereof, as a defense under any circumstances.

     Section 16.15. Assignment. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party, if the assignment is to an entity other than an affiliate of Reinsurer.

     Section 16.16. Broker Fees. Each party hereby represents and warrants that it has not taken any action that would impose on any other party hereto liability for payment of any broker, finder, or similar fee in connection with the origin, negotiation, execution, or performance of this Agreement, except that Reinsurer shall be solely responsible for the payment of a finder's fee to Merger Acquisition Profiles of Chatsworth, California.

     Section 16.17. Cooperation. The parties agree that they will from time to time, upon the request of any other party and without further consideration, execute, acknowledge, and deliver in proper form any further instruments and take such other action as the other party may reasonably require in order to carry out effectively the intent of this Agreement.

     Section 16.18. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties pertaining to the subject matter contained in this Agreement and supersedes all prior and contemporaneous oral and written agreements, representations, and understandings of the parties.

     Section 16.19. Exhibits and Schedules. All exhibits and schedules attached to and referenced in this Agreement are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

     Section 16.20. Expenses. Unless otherwise expressly provided in this Agreement, each party shall pay all of its own costs, fees, and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     Section 16.21. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

     Section 16.22. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 16.23. Third Party Beneficiaries. Except as to the holders of the Policies, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons or entities other than the parties to it and their respective successors and permitted assigns. In addition, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third person or entity to any party to this Agreement or give any third person or entity any right of subrogation or action against any party to this Agreement.

     Section 16.24. Waiver of Compliance. The party for whose benefit a warranty, representation, covenant, or condition is intended may waive any inaccuracies in the warranties and representations contained in the Agreement or waive compliance with any of the covenants, warranties, or conditions contained herein and so waive performance of any of the obligations of the other party and any defaults under this Agreement, but to be effective any such waiver must be in writing signed by the party granting such waiver. A waiver shall not affect or impair, however, the waiving party's rights with respect to any other warranty, representation, or covenant or any default hereunder not specifically waived, nor shall any waiver constitute a continuing waiver.

     Section 16.25. Waiver of Right to Trail by Jury. The Company and Reinsurer both expressly waive any right to trial by jury of any claim, demand, action or cause of action (a) arising under this Agreement or any other instrument or document executed or delivered in connection herewith, or (b) in any way connected or incident to the dealing of the parties hereto in connection with the transactions related hereto, in each case whether now existing or hereafter arising; and the Company and Reinsurer both hereby agree and consent that any such claim, demand, actin or cause of action shall be decided by arbitration and to the extent applicable by a court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company and Reinsurer to the waiver of the right to trial by jury.


     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.


UNIVERSAL LIFE INSURANCE COMPANY

By:  /s/Benjamin L. Hooks
     --------------------------------------------
     Benjamin L. Hooks,Chairman of the Board of Directors

Witness:/s/Eldredge M. Williams
        --------------------------------------------
        Eldredge M. Williams,
        Executive Vice President


AMERICAN CAPITOL INSURANCE COMPANY

By:  /s/William F. Guest
     --------------------------------------------
     William F. Guest, Chairman of the Board of Directors

Witness:/s/Dan R. Stites
        --------------------------------------------
        Dan R. Stites, Vice President

Schedule 4.1

1    UNIVERSAL LIFE COINSURANCE-CLOSING  Closing Date  03/03/98
2
3    CEDING FEE                                     13,000,000
4    (including $250,00 for purchase of equipment
5
6    CALCULATION OF CLOSING NET TRANSFER AMOUNT
7
8    Aggregate reserve for life policies            51,650,598
     (AS pg 3 line 1)
9    Supplementary contracts without life
     contingencies (AS pg 3 line 3)                    220,000
10   Policy and contract claims (AS pg 3 line 4)       818,642
11   Premiums received in advance (AS pg 3 line 9)     753,915
12   Remittances and items not allocated                     0
     (AS pg 3 line 19)                             -----------
13   Estimated Reserves                             53,443,155 sum of lines
                                                               8 thru 12
14
15   less Ceding Fee to be retained by Universal    13,000,000 from line 3
     Life
16
17   Closing Net Transfer Amount (before interest)  40,443,155 line 13-
                                                               line 15
18
19   Interest for following number of days from        425,927 line 17 x
     12/31/97 @ 6.2%  62                            ---------- 6.2%/365 x
                                                               days elapsed
20   Total assets to be transferred to American     40,869,082 line 17 +
     Capitol                                        ========== line 19 21
21
22   LISTING OF ASSETS TO BE TRANSFERRED
23                                                    Amount
24   Cash                                           25,473,967
25   Policy loans (net of accrued interest           1,059,602
     and unearned interest)
26   Mortgage loans                                  3,514,605 detail
                                                               attached
27   Life insurance premiums deferred and            1,231,771
     and uncollected
28   Accrued invetment income as of Closing Date       144,567 detail
                                                               attached
29   Bonds                                           9,444,570 detail
                                                               attached
                                                    ----------
30     Total                                        40,869,082
                                                    ==========
                                                  sum of lines
                                                    24 thru 29

Universal Life Bonds To Be Transferred
Closing date                                          03/03/98

                           Book     Coupon  Accrued
Issuer                     Value     (%)  Interest  Maturity

Aetna                    608,919     6.75   18,675  09/15/13
Alabama Power            408,723     8.30    5,703  07/01/22
Alabama Power            516,484     8.75   11,181  12/01/21
Alabama Power            496,190     7.25    3,222  08/01/07
Atlantic City Electric   298,338     6.63    1,767  08/01/13
Boeing                   303,396     6.35    4,022  06/15/03
Carolina Tel & Tel       507,560     5.75    1,278  08/15/00
Coca-Cola                498,208     7.50   13,125  10/25/11
Florida P&L              303,580     7.63    5,846  06/01/24
Florida P&L              408,040     7.30   12,329  04/01/16
Georgia Municipal
  Electric               351,329     7.40    4,461  01/01/23
Illinois Bell Tel         50,036     4.38      377  07/01/03
New England Power        534,910     8.00    3,733  08/01/22
New England Telephone     50,141     4.63      398  07/01/05
Northern Telecom         300,000     6.00      100  09/01/03
Old Dominion Electric    206,178     7.48    3,823  12/01/13
Otter Tail Power         494,863     8.25    3,535  08/01/22
Pacific Bell             424,850     7.13   13,142  03/15/26
Pacific Northwestern
  Bell                    50,460     4.50      950  04/01/03
Piedmont Natural Gas     500,000     6.87    5,916  10/06/23
Province of Ontario      209,299     7.38    1,393  01/27/03
Public Service Electric
  & Gas                   178630     6.50    3,855  05/01/04
Seagram & Sons           308,233     7.00    7,933  04/15/08
Shell Oil                206,003     6.70      596  08/15/02
Southern Bell Tel & Tel   50,136     6.00    1,267  10/01/04
US West Comm Global      624,055     7.50    9,500  06/15/23
US West Communications   250,684     6.13    4,509  11/15/05
Wisconsin Bell           305,325     7.25    1,933  02/01/07

                       9,444,570           144,567

UNIVERSAL LIFE           MORTGAGE LOANS ACAP                February 4, 1998


LOAN   CUSTOMER NAME                  Orig. Loan   Maturity   Current Loan
 #                                          Date       Date        Balance

217    Bethel Temple COGIC               10/7/85     5/7/11     571,889.46
238    Burning Bush Baptist Church       8/16/89    12/1/04      51,953.53
283    Freeman, Robert                   9/28/88    10/1/13     113,332.36
297    Great Beulahland COGIC            11/2/90    11/1/10     321,407.84
299    Greater Gethsemane Baptist        10/1/86    11/1/06      67,196.32
300    Greater Hope Missionary Baptist  10/16/86     2/1/07     213,365.39
301    Agape Christian Faith Ministry    1/12/90    1/12/10     127,894.69
400    Pilgram Rest Baptist Church        7/1/74     7/1/12     121,394.23
452    The New Friendship Missionary    12/12/89   11/12/10     128,633.82
471    Unity Center of Memphis           1/12/84     5/1/04     133,238.37
649    Greater Deliverance COGIC         2/14/91     3/1/11      51,575.27
672    Robinson, Paul A & Chrysti C       8/2/91     9/1/16      55,733.03
683    Patterson, Mary P                12/13/91    9/13/11      70,090.28
688    Gospel Temple COGIC              12/31/91     3/1/12     292,282.43
701    Pentecostal Temple COGIC          4/10/92     5/1/97     191,048.78
702    Highland Heights COGIC             4/9/92     5/1/12     215,086.51
713    United Missionary Baptist         7/21/92     8/1/12     198,953.95
716    South Main Renaissance            8/12/92     9/1/12     194,285.15
741    Little, Constance L                3/3/94     4/1/16      43,163.86
748    Greater Rose of Sharon A         11/16/94    12/1/24      83,519.48
750    African American Holiness Church 12/21/94     1/1/17     128,490.53
757    Mercer, Frank Jr & Dolores S      1/17/96    2/20/16      89,428.98
766    Green Pastures                    5/13/97    12/1/12      50,721.64



LOAN   CUSTOMER NAME                    Int.  Reg Paymt   Int. Pd  Prin Pd
 #                                      Rate      (P&I)     Since    Since
                                                         12/31/97 12/31/97

217    Bethel Temple COGIC              10.0   6,462.82         *        *
238    Burning Bush Baptist Church      13.5     903.83    576.47   327.36
283    Freeman, Robert                   8.5   1,106.51    818.17   288.34
297    Great Beulahland COGIC            9.5   3,495.56  2,593.28   902.28
299    Greater Gethsemane Baptist       12.5   1,022.53    713.39   309.14
300    Greater Hope Missionary Baptist  12.0   3,303.26  2,154.57 1,129.43
301    Agape Christian Faith Ministry   13.0   1,757.36  1,412.10   345.26
400    Pilgram Rest Baptist Church       9.0   1,247.71    927.92   319.79
452    The New Friendship Missionary    13.0   1,757.36  1,420.26   337.10
471    Unity Center of Memphis          14.5   2,696.91         *        *
649    Greater Deliverance COGIC        10.0     583.84         *   159.93
672    Robinson, Paul A & Chrysti C     10.5     566.51         *        *
683    Patterson, Mary P                10.5   2,402.25     Qtrly
688    Gospel Temple COGIC               8.0   2,873.88  1,985.92 1,043.75
701    Pentecostal Temple COGIC         10.0   2,588.20  1,605.76 2,965.96@
702    Highland Heights COGIC           10.5   2,406.10         *        *
713    United Missionary Baptist        11.0   2,281.15  1,858.72   422.46
716    South Main Renaissance           10.0   2,101.00         *        *
741    Little, Constance L               8.0     410.76    293.28   117.48
748    Greater Rose of Sharon A          9.0     686.70         *        *
750    African American Holiness Church  8.8   1,153.24         *        *
757    Mercer, Frank Jr & Dolores S      8.5     806.67    645.60   161.07
766    Green Pastures                   10.5     562.57    452.33   110.24

                                              43,176.72 17,457.77 5,973.63

*This loan will likely have a double payment during February or at some point during the next few months.
@This loan had multiple payments made in January.